                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A/A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The  undersigned  investment  company  hereby  notifies the U.S.  Securities and
Exchange Commission that it is amending and adopting as its own the notification of registration of Voyageur  Investment  Trust, a Massachusetts  business trust, under and pursuant to the provisions of Section 8(a) of the  Investment  Company
Act  of  1940,  as  amended,   and  in  connection  with  such  notification  of
registration submits the following information:

Name: DELAWARE INVESTMENTS MUNICIPAL TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):
      2005 MARKET STREET, PHILADELPHIA, PA  19103-7094

Telephone Number (including area code):
      (800) 523-1918

Name and Address of Agent for Service of Process:
      David F. Connor
      2005 Market Street, Philadelphia, PA 19103-7094

Check Appropriate Box:

Registrant is filing a  Registration  Statement  pursuant to Section 8(b) of the
Investment Company Act of 1940, as amended, concurrently with the filing of Form
N-8A:

      YES   [X]     NO   [_]

*    In connection with a reorganization changing domicile from Massachusetts to
     Delaware, the registrant,  Delaware Investments Municipal Trust, a Delaware
     statutory trust, filed with the U.S.  Securities and Exchange Commission an amendment to the  registration  statement of Voyageur  Investment  Trust, a
     Massachusetts  business  trust,  under and  pursuant to the  provisions  of
     Section 8(b) of the Investment Company Act of 1940, as amended,  on October
     31,  2005,  amending  and  adopting  such  registration  statement  as  the registrant's  own pursuant to Rule 414 under the Securities Act of 1933, as amended. The amendment is effective on December 29, 2005.

                                   SIGNATURES

Pursuant to the requirements of the Investment  Company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of  Philadelphia,  and the State of  Pennsylvania  on the
28th day of December 2005.

            DELAWARE INVESTMENTS MUNICIPAL TRUST

            By:     /s/  John J. O'Connor
                    (signature)
            Name:   John J. O'Connor
            Title:  Senior Vice President/Treasurer
                    (print name)

            Attest: /s/  David F. Connor
                    (signature)
            Name:   David F. Connor
            Title:  Vice President/Deputy General Counsel/Secretary